Exhibit 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.42 AND ANNOUNCES QUARTERLY DIVIDEND OF $0.12 PER SHARE

Irving, TX—January 7, 2013—Commercial Metals Company (NYSE: CMC) today announced financial results for the first quarter ended November 30, 2012. Net earnings attributable to CMC for the first quarter were $49.7 million or $0.42 per diluted share on net sales of $1.8 billion. This compares to net earnings of $107.7 million or $0.93 per diluted share on net sales of $2.0 billion for the three months ended November 30, 2011.

First quarter results included an after-tax gain of $17.0 million ($0.14 per diluted share) associated with the sale of the Company’s 11% ownership interest in Trinecke Zelezarny, a.s., a Czech Republic joint-stock company. Continuing operations for the three months ended November 30, 2011 included $102.1 million ($0.88 per diluted share) in tax benefits related to ordinary worthless stock and bad debt deductions from the investment in the Company’s former Croatian subsidiary. The Company recorded after-tax LIFO income of $15.2 million ($0.13 per diluted share) for the three months ended November 30, 2012, compared with after-tax LIFO income of $15.5 million ($0.13 per diluted share) during the prior year’s first quarter.

Joe Alvarado, Chairman of the Board, President, and CEO, commented, “We continued to improve our competitive position by adding $29 million of cash as a result of the Trinecke Zelezarny, a.s. share sale. Furthermore, we improved sequential operating results entering the winter season and all of our reporting segments remained profitable for the third quarter in a row.”

On January 4, 2013, the board of directors of CMC declared a quarterly dividend of $0.12 for shareholders of record on January 18, 2013. The dividend will be paid on February 1, 2013.

First Quarter Fiscal 2013 versus First Quarter Fiscal 2012

Cash and short-term investments totaled $271.4 million as of November 30, 2012, compared with $262.4 million as of August 31, 2012. Adjusted operating profit was $90.6 million for the three months ended November 30, 2012, compared with adjusted operating profit of $21.1 million during the prior year’s first quarter. Adjusted EBITDA was $126.2 million for the three months ended November 30, 2012, compared with adjusted EBITDA of $55.5 million for the three months ended November 30, 2011.

Our Americas Recycling segment recorded an adjusted operating profit of $4.5 million for this year’s first quarter, compared with $20.8 million in the prior year’s first quarter. Compared to the prior year’s first quarter, there was lower demand, which negatively affected ferrous and nonferrous pricing and volumes. Lower domestic mill operating rates and general economic uncertainty contributed to reduced demand in the first quarter of fiscal 2013. LIFO income declined by $8.2 million to $2.4 million in the first quarter of fiscal 2013, from $10.6 million in the prior year’s first quarter.

Our Americas Mills segment recorded an adjusted operating profit of $52.5 million for this year’s first quarter, $5.4 million less than the prior year’s first quarter adjusted operating profit of $57.9 million. Compared to the prior year’s first quarter, increased conversion costs offset improvements in both shipping volumes and metal margins. The primary factor contributing to higher costs was an extended outage at our South Carolina melt shop where we installed a new electric arc furnace and related components. We incurred approximately $5.5 million of expenses associated with the outage, which were included in this quarter’s results.

Our Americas Fabrication segment recorded an adjusted operating profit of $10.2 million for this year’s first quarter, marking a significant improvement of $17.6 million over the prior year’s first quarter adjusted operating loss of $7.4 million. The segment continued to benefit from stable material pricing and improved backlog margins.

Our International Mill segment had an adjusted operating profit of $0.9 million for this year’s first quarter, compared with an adjusted operating profit of $9.8 million in the prior year’s first quarter. We experienced declining volumes and margins as market conditions in Europe continued to erode.

Our International Marketing and Distribution segment recorded an adjusted operating profit of $40.2 million for this year’s first quarter, compared with an adjusted operating loss of $4.1 million in last year’s first quarter. Included in this segment’s results was the $26.1 million pre-tax gain on the November 2012 sale of our Trinecke Zelezarny, a.s. investment. Additionally, within the segment, the raw materials business experienced a profit recovery compared to the prior year’s first quarter, which included charges on long positions the Company held on iron ore purchase contracts. Overall this segment continued to lack momentum in terms of volumes and margins as uncertainty continued to exist in most major global markets.

Outlook

Alvarado concluded, “Our second fiscal quarter is normally our weakest period of the year due to holiday slowdowns and winter weather conditions curtailing construction activity. However, there is growing evidence of an emerging recovery in domestic construction end markets, which is encouraging for future quarters. Our customers remain cautious, and stocking levels are low. Within our segments, we expect our Americas Recycling segment to benefit from scrap price improvements, which historically occur during our second fiscal quarter. We believe the scrap price improvements will likely result in near term downstream margin compression in our Americas Mills and Fabrication segments. We believe our International Mill segment will remain challenged by deteriorating conditions in the Euro zone. Further, we expect the International Marketing and Distribution segment to exhibit continued softness until there is more clarity around the economic direction in both domestic and international markets. In response to these near term headwinds, we will take advantage of the holidays and the winter weather conditions to adjust our operating rates and our inventories while retaining full flexibility to respond quickly to any upturn in our markets.”

Conference Call

CMC invites you to listen to a live broadcast of its first quarter 2013 conference call today, Monday, January 7, 2013, at 9:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on the webcast on the next business day. Financial and statistical information presented in the broadcast are located on CMC’s website under “Investors”.

About Commercial Metals Company

Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements

This news release contains forward-looking statements regarding the Company’s expectations relating to economic conditions, product pricing and demand, scrap prices and their effects, inventory levels, our plans with respect to operating rates, instability within the Euro zone and general market conditions. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current expectations. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Developments that could impact the Company’s expectations include the following: absence of global economic recovery or possible recession relapse; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; currency fluctuations; availability and pricing of raw materials, including scrap metal, energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; and the pace of overall economic activity, particularly in China.

COMMERCIAL METALS COMPANY

OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three months ended
(short tons in thousands)	11/30/12	11/30/11
Americas Recycling tons shipped	562	598

Americas Steel Mills rebar shipments	369	324
Americas Steel Mills structural and other shipments	297	317

Total Americas Steel Mills tons shipped	666	641

International Mill shipments	345	378

Americas Steel Mills average FOB selling price (total sales)	$669	$707
Americas Steel Mills average cost ferrous scrap utilized	$339	$385

Americas Steel Mills metal margin	$330	$322
Americas Steel Mills average ferrous scrap purchase price	$294	$344

International Mill average FOB selling price (total sales)	$603	$603
International Mill average cost ferrous scrap utilized	$380	$375

International Mill metal margin	$223	$228
International Mill average ferrous scrap purchase price	$310	$310

Americas Fabrication rebar shipments	225	213
Americas Fabrication structural and post shipments	35	32

Total Americas Fabrication tons shipped	260	245

Americas Fabrication average selling price (excluding stock and buyout sales)	$934	$880

	Three months ended
(in thousands)	11/30/12	11/30/11
Net sales
Americas Recycling	$351,961	$414,805
Americas Mills	496,449	525,496
Americas Fabrication	356,592	319,768
International Mill	222,067	296,181
International Marketing and Distribution	608,588	710,071
Corporate	2,799	60
Eliminations	(249,230)	(279,561)

Total net sales	$1,789,226	$1,986,820

Adjusted operating profit (loss)
Americas Recycling	$4,494	$20,816
Americas Mills	52,522	57,931
Americas Fabrication	10,192	(7,380)
International Mill	876	9,822
International Marketing and Distribution	40,161	(4,101)
Corporate	(17,370)	(23,268)
Eliminations	(660)	(6,145)

Adjusted operating profit from continuing operations	90,215	47,675
Adjusted operating profit (loss) from discontinued operations	388	(26,552)

Adjusted operating profit	$90,603	$21,123

COMMERCIAL METALS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
(in thousands, except share data)	11/30/12	11/30/11
Net sales	$1,789,226	$1,986,820
Costs and expenses:
Cost of goods sold	1,600,327	1,814,284
Selling, general and administrative expenses	99,893	126,521
Interest expense	17,024	16,297

	1,717,244	1,957,102
Earnings from continuing operations before taxes	71,982	29,718
Income taxes (benefit)	22,515	(95,327)

Earnings from continuing operations	49,467	125,045

Earnings (loss) from discontinued operations before taxes	388	(27,003)
Income taxes (benefit)	136	(9,694)

Earnings (loss) from discontinued operations	252	(17,309)

Net earnings	49,719	107,736
Less net earnings attributable to noncontrolling interests	2	2

Net earnings attributable to CMC	$49,717	$107,734

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.43	$1.08
Earnings (loss) from discontinued operations	—	(0.15)

Net earnings	$0.43	$0.93

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.42	$1.07
Earnings (loss) from discontinued operations	—	(0.14)

Net earnings	$0.42	$0.93

Cash dividends per share	$0.12	$0.12

Average basic shares outstanding	116,336,504	115,530,545

Average diluted shares outstanding	117,093,627	116,449,483

COMMERCIAL METALS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	November 30, 2012	August 31, 2012
Assets
Current assets:
Cash and cash equivalents	$271,396	$262,422
Accounts receivable, net	926,409	958,364
Inventories, net	914,289	807,923
Other	191,831	211,122

Total current assets	2,303,925	2,239,831
Net property, plant and equipment	990,379	994,304
Goodwill	77,149	76,897
Other assets	126,116	130,214

Total assets	$3,497,569	$3,441,246

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable-trade	$414,674	$433,132
Accounts payable-documentary letters of credit	156,204	95,870
Accrued expenses and other payables	312,075	343,337
Notes payable	12,555	24,543
Current maturities of long-term debt	204,066	4,252

Total current liabilities	1,099,574	901,134
Deferred income taxes	19,546	20,271
Other long-term liabilities	116,562	116,261
Long-term debt	953,530	1,157,073

Total liabilities	2,189,212	2,194,739
Stockholders’ equity attributable to CMC	1,308,201	1,246,368
Stockholders’ equity attributable to noncontrolling interests	156	139

Total equity	1,308,357	1,246,507

Total liabilities and stockholders’ equity	$3,497,569	$3,441,246

COMMERCIAL METALS COMPANY AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
(in thousands)	11/30/12	11/30/11
Cash flows from (used by) operating activities:
Net earnings	$49,719	$107,736
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	33,751	35,028
Provision for losses on receivables, net	1,153	239
Share-based compensation	4,509	3,881
Amortization of interest rate swaps termination gain	(2,908)	—
Deferred income taxes (benefit)	23,876	(112,237)
Net (gain) loss on sale of assets and other	(26,071)	374
Write-down of inventory	1,063	5,907
Asset impairment	3,028	1,044
Changes in operating assets and liabilities, net of acquisitions:
Decrease in accounts receivable	81,217	94,061
Accounts receivable sold (repurchased), net	(46,614)	47,785
Increase in inventories	(100,139)	(24,786)
Decrease (increase) in other assets	(740)	2,978
Decrease in accounts payable, accrued expenses, other payables and income taxes	(56,228)	(121,167)
Increase (decrease) in other long-term liabilities	113	(2,704)

Net cash flows from (used by) operating activities	(34,271)	38,139
Cash flows from (used by) investing activities:
Capital expenditures	(24,757)	(29,925)
Proceeds from the sale of property, plant and equipment and other	5,956	7,014
Proceeds from the sale of cost method investment	28,995	—
Increase in deposit for letters of credit	—	(865)

Net cash flows from (used by) investing activities	10,194	(23,776)
Cash flows from (used by) financing activities:
Increase in documentary letters of credit	60,217	13,080
Short-term borrowings, net change	(13,045)	44,432
Repayments on long-term debt	(1,284)	(44,584)
Stock issued under incentive and purchase plans, net of forfeitures	(414)	(27)
Cash dividends	(13,963)	(13,863)
Contribution from (purchase of) noncontrolling interests	15	(30)

Net cash flows from (used by) financing activities	31,526	(992)
Effect of exchange rate changes on cash	1,525	(7,658)

Increase in cash and cash equivalents	8,974	5,713
Cash and cash equivalents at beginning of year	262,422	222,390

Cash and cash equivalents at end of period	$271,396	$228,103

COMMERCIAL METALS COMPANY

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted Operating Profit (Loss) is a non-GAAP financial measure. Management uses adjusted operating profit (loss) to evaluate the financial performance of the Company. Adjusted operating profit (loss) is the sum of our earnings (loss) before income taxes, outside financing costs and discounts on sales of accounts receivable. For added flexibility, we may sell certain accounts receivable both in the U.S. and internationally. We consider sales of receivables as an alternative source of liquidity to finance our operations and believe that removing these costs provides a clearer perspective of the Company’s operating performance. Adjusted operating profit (loss) may be inconsistent with similar measures presented by other companies.

	Three months ended
(in thousands)	11/30/12	11/30/11
Earnings from continuing operations	$49,467	$125,045
Income taxes (benefit)	22,515	(95,327)
Interest expense	17,024	16,297
Discounts on sales of accounts receivable	1,209	1,660

Adjusted operating profit from continuing operations	90,215	47,675
Adjusted operating profit (loss) from discontinued operations	388	(26,552)

Adjusted operating profit	$90,603	$21,123

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of our earnings (loss) before income taxes, outside financing costs and net earnings attributable to noncontrolling interests. It also excludes the Company’s largest recurring non-cash charge, depreciation and amortization, including impairment charges. As a measure of cash flow before interest expense, it is one guideline management uses to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest is a covenant test in certain of the Company’s note agreements. Additionally, Adjusted EBITDA is one measure used to assess the Company’s unleveraged performance of our investments. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three months ended
(in thousands)	11/30/12	11/30/11
Earnings from continuing operations	$49,467	$125,045
Less net earnings attributable to noncontrolling interests	(2)	(2)
Interest expense	17,024	16,297
Income taxes (benefit)	22,515	(95,327)
Depreciation, amortization and impairment charges	36,779	34,479

Adjusted EBITDA from continuing operations	125,783	80,492
Adjusted EBITDA from discontinued operations	388	(24,959)

Adjusted EBITDA	$126,171	$55,533

Adjusted EBITDA to interest for the quarter ended November 30, 2012:

$126,171 / 17,024 = 7.4

Total Capitalization:

Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at November 30, 2012 to the most comparable GAAP measure, stockholders’ equity:

Stockholders’ equity attributable to CMC	$1,308,201
Long-term debt	953,530
Deferred income taxes	19,546

Total capitalization	$2,281,277

OTHER FINANCIAL INFORMATION

Long-term debt to capitalization ratio as of November 30, 2012:

$953,530 / 2,281,277 = 41.8%

Total debt to capitalization plus short-term debt plus notes payable ratio as of November 30, 2012:

( $ 953,530 + 204,066 + 12,555 ) / ( $ 2,281,277 + 204,066 + 12,555 ) = 46.8%

Current ratio as of November 30, 2012:

Current assets divided by current liabilities

$2,303,925 / 1,099,574 = 2.1

Contact:	Barbara Smith

Senior Vice President and CFO

214.689.4300